Exhibit 34.3

Report of Independent Registered Public Accounting Firm

Park Bridge Lender Services LLC Management

We have examined management of Park Bridge Lender Services LLC’s (the “Company”) assertion that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all transactions for specific pools identified in Exhibit A that are backed by certain commercial mortgage loans for which the Company processed in its capacity as trust advisor or operating advisor (the “Platform”), excluding criteria 1122(d)(1)(i)–1122(d)(1)(v), 1122(d)(2)(i)-1122(d)(2)(vii), 1122(d)(3)(ii)-1122(d)(3)(iv), 1122(d)(4)(i)–1122(d)(4)(vi) and 1122(d)(4)(viii)-1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform, included in the accompanying Management’s Report on Assessment of Compliance with the Securities and Exchange Commission’s Regulation AB Servicing Criteria dated February 23, 2021 as of and for the year ended December 31, 2020. The Company’s management is responsible for its assertion. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company’s compliance with the specified requirements.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria included in the accompanying Management’s Report on Assessment of Compliance with Securities and Exchange Commission’s Regulation AB Servicing Criteria dated February 23, 2021 as of and for the year ended December 31, 2020 is fairly stated, in all material respects.

/s/ Dixon Hughes Goodman LLP

Tampa, FL

February 23, 2021

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.